Exhibit 10.3
LANTRONIX, INC.

SECOND AMENDMENT TO LETTER AGREEMENT

This Second Amendment to the Letter Agreement (the “Amendment”) is made effective as of the last date signed below by and between Lantronix, Inc. (the “Company”), and Jerry D. Chase (“Executive”).

RECITALS

WHEREAS, the Company and Executive are parties to a Letter Agreement dated February 13, 2008, as amended in December 2008 to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “First Amendment” and together with the Letter Agreement, the “Agreement”); and

WHEREAS, the Company and Executive desire to amend certain provisions of the Agreement as set forth below.

NOW, THEREFORE, BE IT RESOLVED, the Company and Executive agree that in consideration of the foregoing and the promises and covenants contained herein, the parties agree as follows:

AGREEMENT

1.           Relocation.  Section 8 of the Agreement is hereby restated in its entirety to read as follows:

“Relocation.  As of the Commencement Date, it is anticipated that you will commute to the Company’s offices in Southern California from your home in Northern California for some period of time and if circumstances permit, you may also relocate your residence to Southern California on behalf of Lantronix.   To assist you in this regard, the Company agrees to reimburse you for your documented actual and reasonable out-of-pocket costs for (i) temporary housing and travel, (ii) packing and moving costs, and (iii) closing costs incident to the sale of your home in Northern California, in a total amount not to exceed $150,000.  Of this amount, the Company shall reimburse you no more than $35,000 for temporary housing and travel expenses during each of the first two twelve (12) month periods from your Commencement date.  Any reimbursements pursuant to the preceding sentence for the first twelve (12) month period shall be paid to you no later than March 15, 2009.  Any reimbursements pursuant to that sentence for the second twelve (12) month period shall be paid to you no later than March 15, 2010.  To the extent that any other taxable reimbursements of expenses are provided under section 8, they shall be made in accordance with Internal Revenue Code Section 409A, including the following provisions:

i)	The amount of any such expense reimbursement provided during one of your US tax years shall not affect any expenses eligible for reimbursement in any other taxable year;

ii)	The reimbursement of the eligible expense shall be made no later than the last day of your US tax year that immediately follows the US tax year in which the expense was incurred; and

iii)	Your right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment.”

2.           Full Force and Effect.  To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.

3.           Entire Agreement.  This Second Amendment and the Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

4.           Counterparts.  This Second Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

5.           Amendment.  Any provision of this Second Amendment may be amended, waived or terminated by a written instrument signed by the Company and Executive.

6.           Governing Law.  This Amendment shall be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed.

JERRY D. CHASE	LANTRONIX, INC.

/s/ Jerry D. Chase Signature	/s/ Allison K. Garcia Signature

Jerry D. Chase Print Name	Allison K. Garcia Print Name

February 12, 2009	VP of Human Resources Print Title

February 12, 2009